As filed with the Securities and Exchange Commission on May 28 , 2019

Registration No. 333- 230857

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chanticleer Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8742	20-2932652
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7621 Little Avenue, Suite 414

Charlotte, NC 28226

(704) 366-5122

(Address and telephone number of principal executive offices and principal place of business)

Michael D. Pruitt

Chief Executive Officer

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, NC 28226

(704) 366-5122

(Name, address and telephone number of agent for service)

With copy to:

Ruba Qashu

Libertas Law Group, Inc.

225 Santa Monica Boulevard, 5th Floor

Santa Monica, CA 90401

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this r egistration s tatement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 , check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective r egistration s tatement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company , or an emerging growth company .

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)	Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Estimated Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Subscription rights to purchase common stock, $0.0001 par value per share (the “common stock”)	—	—	—	—	(3)
Shares of common stock underlying the subscription rights	—	—	$16,000,000	$1,939.20	(4)
Total	—	—	$16,000,000	$1,939.20	(4)

(1)	This registration statement relates to (a) the subscription rights (or “rights”) to purchase common stock and (b) the shares of common stock deliverable upon the exercise of the rights.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(4)	Registration fee previously paid with initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

Subject to completion, dated May 28 , 2019

PRELIMINARY PROSPECTUS

CHANTICLEER HOLDINGS, INC.

Up to 11,428,571 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for such Shares at $[_____] per Full Share

We are distributing, at no charge, to holders of our common stock and certain holders of warrants to purchase shares of our common stock non-transferable subscription rights to purchase up to 11,428,571 shares of our common stock. You will receive three subscription rights for each share of common stock and each share of common stock underlying warrants owned at 4:00 p.m., Eastern time, on June 7 , 2019.

Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $[_____] per full share, which we refer to as the basic subscription privilege. The per-share price was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on [_____], 2019, the last trading day prior to determination of the subscription price. The closing price of our common stock on [_____], 2019 was $[_____]. If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among rights holders exercising this over-subscription right. If all the rights are exercised, the total purchase price of the shares of common stock offered in the rights offering will be approximately $16 million.

We are conducting the offering to raise capital that we intend to use for strategic acquisitions and general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures). See “Use of Proceeds.”

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern time, on [_____], 2019, unless we extend the rights offering period. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

In the event that the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended (the “Code”), and rules promulgated by the Internal Revenue Service (the “IRS”), the Company may, but is under no obligation to, reduce the exercise by such rights holder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Capital Market or any stock exchange or market or on the OTC Bulletin Board.

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Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We have engaged Chardan Capital Markets, LLC (“Chardan”) and The Oak Ridge Financial Services Group, Inc. (“Oak Ridge”) as dealer-managers for this offering.

Shares of our common stock are traded on the NASDAQ Capital Market (“Nasdaq”) under the symbol “BURG”. On [_____], 2019, the closing sales price for our common stock was $[_____] per share. The shares of common stock issued in the rights offering will also be traded on Nasdaq under the same symbol.

	Subscription Price		Dealer Manager Fee (1)		Proceeds, Before Expenses, to Us
Per share	$	[_____]	$	[_____]	$	[_____]
Total (2)		$16,000,000		$1,195,000		14,805,000

(1) In connection with the rights offering, we have agreed to pay Chardan and Oak Ridge, the dealer-managers for this offering, in the aggregate, a cash fee up to 7% of the gross proceeds of this offering and a non-accountable expense allowance up to $75,000.

(2) Assumes that the rights offering is fully subscribed and that the maximum offering amount in the aggregate of $16 million is subscribed.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 18 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

If you have any questions or need further information about this rights offering, please contact Securities Transfer Corporation, our information agent for the rights offering, at (469) 633-0101 or chanticleer@stctransfer.com.

Dealer-Managers

Chardan	The Oak Ridge Financial Services Group, Inc.

The date of this prospectus is [           ], 2019

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus. We encourage you to carefully read this entire prospectus and the documents to which we refer you. Unless the context otherwise requires, when we use the words “Chanticleer,” “the Company,” “we,” “us” or “our” in this prospectus, we are referring to Chanticleer Holdings, Inc., a Delaware corporation, and its subsidiaries.

Our Business

Chanticleer is in the business of owning, operating and franchising fast casual and full-service dining concepts in the United States and internationally. The Company was organized October 21, 1999, under its original name, Tulvine Systems, Inc., under the laws of the State of Delaware. On April 25, 2005, Tulvine Systems, Inc. formed a wholly owned subsidiary, Chanticleer Holdings, Inc., and on May 2, 2005, Tulvine Systems, Inc. merged with, and changed its name to, Chanticleer Holdings, Inc.

Restaurant Brands

Better Burgers Fast Casual

We own, operate and franchise a system-wide total of 45 fast casual restaurants specializing in the “Better Burger” category of which 33 are company-owned and 12 are operated by franchisees under franchise agreements.

American Burger Company (“ABC”) is a fast-casual dining chain consisting of 6 locations in New York and the Carolinas, known for its diverse menu featuring customized burgers, milk shakes, sandwiches, fresh salads, and beer and wine.

BGR: The Burger Joint (“BGR”) consists of 11 company-owned locations in the United States and 11 franchisee-operated locations in the United States and the Middle East (2 of the franchisee-operated locations were purchased by the Company in 2018 and became company-owned locations).

Little Big Burger (“LBB”) consists of 16 company-owned locations in Oregon, Washington and North Carolina and 1 franchisee-operated location in Texas. In addition, 2 company-owned locations are currently under construction. Of the company-owned locations, 10 of those locations are operated under partnership agreements with investors where we control the management and operations of the stores and the partner supplies the capital to open the store in exchange for a non-controlling interest.

We plan to accelerate expansion of our Better Burger business through a combination of company-owned stores, franchising and partnerships primarily in the United States. Within the Better Burger group, we plan to focus our resources on growing Little Big Burger, where we are realizing industry-leading margins and returns on capital from our current store locations. We are also considering opportunities to expand the Better Burger business internationally, primarily focusing on those regions where we operate Hooters restaurants to leverage our local infrastructure and management teams across multiple brands.

Just Fresh Fast Casual

We own and operate Just Fresh, our healthier eating fast casual concept with 5 company - owned locations in Charlotte, North Carolina. Just Fresh offers fresh-squeezed juices, gourmet coffee, fresh-baked goods and premium-quality, made-to-order sandwiches, salads and soups. We currently hold a 56% controlling interest in Just Fresh.

Our plans for Just Fresh include maximizing cash flow from our current locations while we evaluate the optimal growth strategy for the brand. As we have allocated most of our current internal and financial resources on growing Little Big Burger, we do not anticipate opening new Just Fresh locations in the near term. However, we believe the Just Fresh tradename and operating model provides significant untapped potential for future growth as a company or franchise model and intend to formalize the longer-term growth strategy for this brand over the coming year.

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Hooters Full Service

We own and operate 8 Hooters full-service restaurants in the United States, South Africa, and the United Kingdom. Hooters restaurants are casual beach-themed establishments featuring music, sports on large flat screens, and a menu that includes seafood, sandwiches, burgers, salads, and of course, Hooters original chicken wings and the “nearly world famous” Hooters Girls.

Chanticleer started initially as an investor in Hooters of America and subsequently evolved into a franchisee operator. We continue to hold a minority investment stake in Hooters of America and operate Hooters restaurants in our regions. However, we do not currently intend to invest in growing the Hooters segment and instead plan to utilize the cash flows from this segment to support growth in our other fast casual brands.

As of March 31, 2019, our system-wide store count totaled 58 locations, consisting of 46 company-owned locations and 12 franchisee-operated locations.

Restaurant Geographic Locations

United States

We currently operate ABC, BGR and LBB restaurants in the United States as our Better Burger Group. ABC is in New York and the Carolinas . BGR operates company restaurants in the mid-Atlantic region of the United States, as well as franchise locations across the United States and internationally. LBB operates in Oregon, Washington and North Carolina, as well as franchise locations in Texas.

We operate Just Fresh restaurants in the Charlotte, North Carolina area.

We operate Hooters restaurants in Tacoma, Washington and Portland, Oregon. We also operate gaming machines in Portland, Oregon under license from the Oregon Lottery Commission.

South Africa

We currently own and operate 5 Hooters restaurants in South Africa: Durban, Pretoria, and Johannesburg (3 locations).

Europe

We currently own and operate one Hooters restaurant in the United Kingdom located in Nottingham, England.

Competition

The restaurant industry is extremely competitive. We compete with other restaurants on the taste, quality and price of our food offerings. Additionally, we compete with other restaurants on service, ambience, location and overall customer experience. We believe that we compete primarily with local and regional sports bars and national casual dining and quick casual establishments, and to a lesser extent with quick service restaurants in general. Many of our competitors are well-established national, regional or local chains and many have greater financial and marketing resources than we do. We also compete with other restaurant and retail establishments for site locations and restaurant employees.

Proprietary Rights

We have trademarks and trade names associated with Just Fresh, ABB, BGR and LBB. We believe that the trademarks, service marks and other proprietary rights that we use in our restaurants have significant value and are important to our brand-building efforts and the marketing of our restaurant concepts. Although we believe that we have sufficient rights to all of our trademarks and service marks, we may face claims of infringement that could interfere with our ability to market our restaurants and promote our brand. Any such litigation may be costly and divert resources from our business. Moreover, if we are unable to successfully defend against such claims, we may be prevented from using our trademarks or service marks in the future and may be liable for damages.

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We also use the “Hooters” mark and certain other service marks and trademarks used in our Hooters restaurants pursuant to our franchise agreements with Hooters of America.

Government Regulations

Environmental Regulations

We are subject to a variety of federal, state and local environmental laws and regulations. Such laws and regulations have not had a significant impact on our capital expenditures, earnings or competitive position.

Local Regulations

Our locations are subject to licensing and regulation by a number of government authorities, which may include health, sanitation, safety, fire, building and other agencies in the countries, states or municipalities in which the restaurants are located. Opening sites in new areas could be delayed by license and approval processes or by more requirements of local government bodies with respect to zoning, land use and environmental factors. Our agreements with our franchisees require them to comply with all applicable federal, state and local laws and regulations.

Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer and wine, and each restaurant requires food service licenses from local health authorities. Our licenses to sell alcoholic beverages may be suspended or revoked at any time for cause, including violation by us or our employees of any law or regulation pertaining to alcoholic beverage control. We are subject to various regulations by foreign governments related to the sale of food and alcoholic beverages and to health, sanitation and fire and safety standards. Compliance with these laws and regulations may lead to increased costs and operational complexity and may increase our exposure to governmental investigations or litigation.

Franchise Regulations

We must comply with regulations adopted by the Federal Trade Commission (the “FTC”) and with several state and foreign laws that regulate the offer and sale of franchises. The FTC’s Trade Regulation Rule on Franchising (“FTC Rule”) and certain state and foreign laws require that we furnish prospective franchisees with a franchise disclosure document containing information prescribed by the FTC Rule and applicable state and foreign laws and regulations. We register the disclosure document in domestic and foreign jurisdictions that require registration for the sale of franchises. Our domestic franchise disclosure document complies with FTC Rule and various state disclosure requirements, and our international disclosure documents comply with applicable requirements.

We also must comply with state and foreign laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor’s ability to: terminate or not renew a franchise without good cause; interfere with the right of free association among franchisees; disapprove the transfer of a franchise; discriminate among franchisees regarding charges, royalties and other fees; and place new stores near existing franchises. Bills intended to regulate certain aspects of franchise relationships have been introduced into the United States Congress on several occasions during the last decade, but none have been enacted.

Employment Regulations

We are subject to state and federal employment laws that govern our relationship with our employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements. Many of our employees are paid at rates which are influenced by changes in the federal and state wage regulations. Accordingly, changes in the wage regulations could increase our labor costs. The work conditions at our facilities are regulated by the Occupational Safety and Health Administration and are subject to periodic inspections by this agency. In addition, the enactment of recent legislation and resulting new government regulation relating to healthcare benefits may result in additional cost increases and other effects in the future.

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Gaming Regulations

We are also subject to regulations in Oregon where we operate gaming machines. Gaming operations are generally highly regulated and conducted under the permission and oversight of the state or local gaming commission, lottery or other government agencies.

Other Regulations

We are subject to a variety of consumer protection and similar laws and regulations at the federal, state and local level. Failure to comply with these laws and regulations could subject us to financial and other penalties.

Seasonality

The sales of our restaurants may peak at various times throughout the year due to certain promotional events, weather and holiday related events. For example, our restaurants in South Africa generally peak in our winter months during their summer holidays. In contrast, our domestic fast casual restaurants tend to peak in the spring, summer and fall months when the weather is milder. Quarterly results also may be affected by the timing of the opening of new stores and the closing of existing stores. For these reasons, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.

Employees

As of December 31, 2018 , our locations had approximately 876 employees, including 233 in South Africa, 49 in the United Kingdom, and 594 in the United States. Approximately 57 of our South African employees are represented by a labor union. We have experienced no work stoppage and believe that our employee relationships are good.

Corporate Information

Our principal executive offices are located at 7621 Little Avenue, Suite 414, Charlotte, North Carolina 28226. Our telephone number is (704) 366-5122. Our corporate website is www.chanticleerholdings.com. Information contained in or accessible through our website is not part of this prospectus. Our transfer agent is Securities Transfer Corporation, telephone (469) 633-0101.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no charge, to holders of our common stock and certain holders of warrants to purchase shares of our common stock as of the record date for the rights offering, non-transferable subscription rights to purchase up to 11,428,571 shares of our common stock. You will receive three subscription rights for each share of common stock and each share of common stock underlying warrants owned at 4:00 p.m., Eastern time, on June 7 , 2019, which is the record date for the rights offering.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase one share of our common stock at a subscription price of $[_____] per full share.

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Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among rights holders exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder oversubscribed, and the remaining shares of common stock will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Limitations on Exercise	In the event that the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Code and rules promulgated by the IRS, the Company may, but is under no obligation to, reduce the exercise by such rights holder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Record Date	4:00 p.m., Eastern time, on June 7 , 2019

Expiration of the Rights Offering	5:00 p.m., Eastern time, on [_____], 2019

Subscription Price	$[_____] per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds	We are conducting the rights offering to raise capital that we intend to use for strategic acquisitions and general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures). See “Use of Proceeds.”

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any stock exchange or market or on the OTC Bulletin Board.

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No Board Recommendation

Although our directors may invest their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[_____] per full share.

U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). Our U.S. tax counsel, Libertas Law Group, Inc., is of the opinion that the rights offering should not be part of a disproportionate distribution, but certain aspects of that determination are not certain. This position is not binding on the IRS or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

Extension, Cancellation and Amendment

We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then rights holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying rights holders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer rights holders who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such rights holder and recirculate an updated prospectus after the post-effective amendment is declared effective by the Securities and Exchange Commission (the “SEC”). In addition, upon such event, we may extend the expiration date of the rights offering to allow rights holders ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Procedures for Exercise

To exercise your subscription rights, you must complete the Subscription Rights Certificate (the “rights certificate”) and deliver it to the subscription agent, Securities Transfer Corporation, together with full payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Subscription Agent	Securities Transfer Corporation

Information Agent	Securities Transfer Corporation

Dealer-Managers	Chardan Capital Markets, LLC and The Oak Ridge Financial Services Group, Inc.

Shares Outstanding Before the Rights Offering	3,939,023 shares of our common stock were outstanding as of May 13, 2019

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Shares Outstanding After the Rights Offering

As of May 13 , 2019, we had 3,939,023 shares of our common stock issued and outstanding. We expect to issue 11,428,571 shares of our common stock in the rights offering through the exercise of subscription rights. After the rights offering, we anticipate that we will have approximately 15,367,594 shares of our common stock outstanding.

Risk Factors	You should carefully read and consider the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in the “Risk Factors” section beginning on page 18 of this prospectus, together with all of the other information included in or incorporated by reference into this prospectus, before you decide to exercise your subscription rights to purchase shares of our common stock.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent in connection with the rights offering. We will also pay the fees and commissions charged by the dealer-managers. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Distribution Arrangements

Chardan and Oak Ridge will act as dealer-managers for this rights offering. Under the terms and subject to the conditions contained in their dealer-manager agreement, the dealer-managers will provide marketing assistance in connection with this offering. We have agreed to pay Chardan and Oak Ridge certain fees for acting as dealer-managers and to pay Chardan and Oak Ridge, in the aggregate, a non-accountable expense allowance of up to $75,000 for expenses incurred in connection with this offering. Chardan and Oak Ridge will not be subject to any liability to us in rendering the services contemplated by their dealer-manager agreement except for any act of bad faith or gross negligence of the dealer-manager. Chardan and Oak Ridge do not make any recommendation with respect to the rights or the shares of our common stock being sold in this offering (including with respect to the exercise of such Rights ).

NASDAQ Capital Market Trading Symbol	BURG

Questions	If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the information agent, Securities Transfer Corporation, at (469) 633-0101 or chanticleer@stctransfer.com.

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Summary Financial Information

The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 , which are incorporated herein by reference.

Our revenues, net loss and comprehensive loss for the fiscal years ended December 31, 2018 and December 31, 2017 and for the three months ended March 31, 2019 and March 31, 2018 were as follows:

	Fiscal Years Ended December 31,		Three Months Ended March 31,
	2018	2017	2019	2018
Revenues	$40,613,709	$41,432,863	$10,197,770	$9,995,516
Net loss	$(6,854,420)	$(6,794,771)	$(1,873,072)	$(2,597,432)
Comprehensive loss	$(6,121,634)	$(6,574,014)	$(1,835,240)	$(1,772,491)

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is the rights offering?

We are distributing to holders of our common stock and certain holders of warrants to purchase shares of our common stock , at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive three subscription rights for each share of common stock and each share of common stock underlying warrants you owned as of 4:00 p.m., Eastern time, on June 7 , 2019, the record date for the rights offering. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the rights holder to a basic subscription privilege and an over-subscription privilege.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our stockholders and certain warrant holders of record as of the record date the opportunity to purchase one share of our common stock at a subscription price of $[_____] per full share. We have granted to you, as a stockholder or holder of certain warrants as of 4:00 p.m., Eastern time, on the record date , three subscription rights for each share of our common stock and each share of common stock underlying warrants you owned at that time . For example, if you owned 100 shares of our common stock as of 4:00 p.m., Eastern time, on the record date, you would receive 300 subscription rights and would have the right to purchase 300 shares of common stock for $[_____] per full share with your basic subscription privilege. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, custodian bank, trustee or other nominee who uses the services of the Depository Trust Company (“DTC”), DTC will issue three subscription rights to the nominee for each share of our common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase one share of common stock for $[_____] per full share. As in the example above, if you owned 100 shares of our common stock on the record date, you would receive 300 subscription rights and would have the right to purchase 300 shares of common stock for $[_____] per full share with your basic subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

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What is the over-subscription privilege?

We do not expect all of our rights holders to exercise all of their basic subscription privileges. The over-subscription privilege provides rights holders that exercise all of their basic subscription privileges the opportunity to purchase the shares that are not purchased by other rights holders . If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among rights holders exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder oversubscribed, and the remaining shares of common stock will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no rights holder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

What are the limitations on the exercise of the basic subscription privilege and over-subscription privilege?

In the event that the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Code and rules promulgated by the IRS, the Company may, but is under no obligation to, reduce the exercise by such rights holder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital that we intend to use for strategic acquisitions and general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures). See “Use of Proceeds.” We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our stockholders’ equity.

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How was the $[_____] per full share subscription price determined?

In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders and certain warrant holders might be willing to participate in the rights offering, historical and current trading prices of our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders and certain warrant holders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $[_____] per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is on [_____], 2019, at 5:00 p.m., Eastern time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering for a period not to exceed 30 days, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell or transfer your subscription rights to anyone.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any conditions to completing the rights offering?

No.

Can our board of directors extend, cancel or amend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then rights holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, we will issue a press release notifying rights holders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

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Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer rights holders who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such rights holder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow rights holders ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Has our board of directors made a recommendation to our rights holders regarding the rights offering?

Our board of directors does not make any recommendation to rights holders regarding the exercise of rights in the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Rights holders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in us will be diluted. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, due to the fact that shares of common stock may be purchased by other rights holders in the rights offering, your percentage ownership in the Company after the completion of the rights offering will be diluted.

How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our common stock?

If you wish to participate in the rights offering, you must take the following steps:

(i)	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., Eastern time, on [_____], 2019; and
(ii)	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., Eastern time, on [_____], 2019.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.

When will I receive my new shares?

If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the offering.

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After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[_____] per full share.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank, trustee or other nominee?

If you hold your shares of our common stock in the name of a broker, custodian bank, trustee or other nominee, then your broker, custodian bank, trustee or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, custodian bank, trustee or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

How many shares of our common stock will be outstanding after the rights offering?

As of May 13 , 2019, we had 3,939,023 shares of our common stock issued and outstanding. We expect to issue 11,428,571 shares of our common stock in the rights offering through the exercise of subscription rights and over-subscription rights. After the offering, we anticipate that we will have approximately 15,367,594 shares of our common stock outstanding.

How much proceeds will the Company receive from the rights offering?

Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering will be up to approximately $16 million. Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference herein.

May stockholders and warrant holders in all states participate in the rights offering?

Although we intend to distribute the rights to all stockholders and certain warrant holders , we reserve the right in some states to require stockholders and warrant holders , if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any other stock exchange or market or on the OTC Bulletin Board.

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How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”

What fees or charges apply if I purchase shares of our common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution, but certain aspects of that determination are unclear. This position is not binding on the IRS or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, custodian bank, trustee or other nominee, then you should send your subscription documents, rights certificate, Notice of Guaranteed Delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, Notice of Guaranteed Delivery and subscription payment by hand delivery, first class mail or courier service to:

Securities Transfer Corporation

2901 N Dallas Parkway, Suite 380

Plano, TX 75093

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, Notice of Guaranteed Delivery and subscription payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent, Securities Transfer Corporation, at (469) 633-0101 or chanticleer@stctransfer.com.

In addition, Chardan and Oak Ridge will act as dealer-managers for the offering. Under the terms and subject to the conditions contained in their dealer-manager agreement, the dealer-managers will provide marketing assistance and advice to our company in connection with this offering. We have agreed to pay Chardan and Oak Ridge, in the aggregate, a cash fee up to 7% of the gross proceeds of this offering and a non-accountable expense allowance up to $75,000. We have also agreed to indemnify Chardan and Oak Ridge and their respective affiliates against certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Chardan and Oak Ridge do not make any recommendation with respect to the rights or the shares of our common stock being sold in this offering (including with respect to the exercise of such rights).

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including, without limitation, the risks described therein related to our growth strategy, our business and the food service industry, together with the other information included or incorporated by reference in this prospectus, before making a decision to invest in our common stock or to exercise your subscription rights to purchase shares of our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Your interest in our company may be diluted as a result of this offering.

Common stockholders who do not fully exercise their respective rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their basic subscription rights.

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.

We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates (physical, electronic or book entry from) representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.

Completion of this offering is not subject to us raising a minimum offering amount. As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set. Investors should not rely on the success of this offering to address our need for funding. If we fail to raise capital by mid-July 2019, we would expect to have to significantly decrease our growth plans and operating expenses, which will curtail the progress of our business.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

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None of our officers, directors or significant stockholders are obligated to exercise their subscription right and, as a result, the offering may be undersubscribed.

O ur officers and directors , as a group, own approximately 4.96 % of our outstanding common stock and there are no significant stockholders who own 5% or more of our outstanding common stock . None of our officers or directors are obligated to participate in this offering. We cannot guarantee you that any of our officers or directors will exercise their basic or over-subscription rights to purchase any shares issued in connection with this offering. As a result, the offering may be undersubscribed and proceeds may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set.

This offering may cause the price of our common stock to decrease.

Depending upon the trading price of our common stock at the time of our announcement of the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. Your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. There is no assurance that following the exercise of your rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your basic and any over-subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. We cannot assure you that the market price of our shares of common stock will not decline prior to the expiration of this offering or that a subscribing rights holder will be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date. If this offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent. If we terminate this offering and you have not exercised any rights, such rights will expire worthless.

Our common stock price may be volatile as a result of this rights offering.

The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market after this offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

●	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

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●	actual or anticipated changes or fluctuations in our operating results;

●	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

●	general economic conditions and trends;

●	competitive factors;

●	loss of key supplier or distribution relationships; or

●	departures of key personnel.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering primarily for strategic acquisitions and general corporate purposes, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used. Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.” While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering. Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering. Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Rights holders who desire to purchase shares of our common stock in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern time, on the expiration date, unless extended. If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this offering that you beneficially own prior to 5:00 p.m., Eastern time on the expiration date, as may be extended. We will not be responsible if your broker, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern time, on the expiration date, as may be extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

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The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

If the rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our stockholders’ tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. It is unclear whether the fact that we have outstanding options and certain other equity-based awards could cause the receipt of subscription rights to be part of a disproportionate distribution. Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.

The rights offering could impair or limit our net operating loss carry forwards.

As of December 31, 2018, we had net operating loss (which we refer to as “NOL”) carryforwards of approximately $11.1 million for U.S. federal income tax purposes. Under the Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

We may amend or modify the terms of the rights offering at any time prior to the expiration of the rights offering in our sole discretion.

Our board of directors reserves the right to amend or modify the terms of the rights offering in its sole discretion. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer rights holders who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such rights holder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow rights holders ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering.

There is no back-stop or standby commitment in place to purchase rights or shares that are not purchased in the offering.

Chardan and Oak Ridge, as the dealer-managers of this rights offering, are not acting as placement agents for the rights or the shares of common stock issuable upon exercise of the basic subscription or over subscription rights. There is no back-stop or standby commitment in place to purchase rights or shares that are not purchased in the offering. The dealer-managers’ services to us in this connection cannot be construed as any assurance that this offering will be successful. Chardan and Oak Ridge do not make any recommendation with respect to whether you should exercise the basic subscription or over subscription rights or to otherwise invest in our company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the federal securities laws, which involve substantial risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “outlook,” “believes,” “plans,” “intends,” “expects,” “goals,” “potential,” “continues,” “may,” “should,” “seeks,” “will,” “would,” “approximately,” “predicts,” “estimates,” “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

●	The quality of the Company and franchise store operations and changes in sales volume;
●	Our ability to operate our business and generate profits. We have not been profitable to date;
●	Inherent risks in expansion of operations, including our ability to acquire additional territories, generate profits from new restaurants, find suitable sites and develop and construct locations in a timely and cost-effective way;
●	Inherent risks associated with acquiring and starting new restaurant concepts and store locations;
●	General risk factors affecting the restaurant industry, including current economic climate, costs of labor and food prices;
●	Intensive competition in our industry and competition with national, regional chains and independent restaurant operators;
●	Our rights to operate and franchise the Hooters-branded restaurants are dependent on the Hooters’ franchise agreements;
●	Our ability, and our dependence on the ability of our franchisees, to execute on business plans effectively;
●	Actions of our franchise partners or operating partners which could harm our business;
●	Failure to protect our intellectual property rights, including the brand image of our restaurants;
●	Changes in customer preferences and perceptions;
●	Increases in costs, including food, rent, labor and energy prices;
●	Our business and the growth of our Company is dependent on the skills and expertise of management and key personnel;
●	Constraints could affect our ability to maintain competitive cost structure, including, but not limited to labor constraints;
●	Work stoppages at our restaurants or supplier facilities or other interruptions of production;
●	Our food service business and the restaurant industry are subject to extensive government regulation;
●	We may be subject to significant foreign currency exchange controls in certain countries in which we operate;
●	Inherent risk in foreign operations and currency fluctuations;
●	Unusual expenses associated with our expansion into international markets;
●	The risks associated with leasing space subject to long-term non-cancelable leases;
●	We may not attain our target development goals and aggressive development could cannibalize existing sales;
●	Potentially volatile conditions in the global financial markets and economies;
●	A decline in market share or failure to achieve growth;
●	Negative publicity about the ingredients we use, or the potential occurrence of food-borne illnesses or other problems at our restaurants;
●	Breaches of security of confidential consumer information related to our electronic processing of credit and debit card transactions;
●	Unusual or significant litigation, governmental investigations or adverse publicity, or otherwise;
●	Our debt financing agreements expose us to interest rate risks, contain obligations that may limit the flexibility of our operations, and may limit our ability to raise additional capital;
●	Adverse effects on our results from a decrease in or cessation or claw back of government incentives related to investments; and
●	Adverse effects on our operations resulting from certain geo-political or other events.

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Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus under the heading “Risk Factors,” and in any documents incorporated by reference into this prospectus, could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

USE OF PROCEEDS

Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $ 14,669,161 , after deducting expenses related to this offering payable by us estimated at approximately $ 1,330,839 , including dealer-manager fees.

Assuming all the shares of common stock offered are sold, the gross proceeds to us from the rights offering will be up to approximately $16 million. We are conducting the rights offering to raise capital that we intend to use for strategic acquisitions and general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures).

As of the date hereof, we have identified and are exploring a potential acquisition pursuant to a non-binding letter of intent. If our negotiations are successful and the transaction is completed, we would anticipate allocating approximately $7 million of the proceeds of this offering to complete the acquisition. There can be no assurances that the acquisition will be completed.

We have broad discretion in determining how the proceeds of this offering will be used, and our discretion is not limited by the aforementioned possible uses. Our board of directors believes the flexibility in application of the net proceeds is prudent.

If we fail to raise capital by mid-July 2019, we would expect to have to significantly decrease our growth plans and operating expenses, which will curtail the progress of our business.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2019 , on an actual basis and pro forma on an “as adjusted” basis to give effect to the rights offering, assuming gross proceeds from the rights offering of $16 million and before deducting the estimated offering expenses. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 , which is incorporated herein by reference. We are unable to predict the actual level of participation in the offerings.

	As of March 31, 2019
	Actual	As Adjusted Assuming 100% Participation (1)

Cash	$562,089	$16,562,089

LONG-TERM LIABILITIES
Long-term debt, including current portion	6,772,324	6,772,324
Convertible notes payable, including current portion	3,000,000	3,000,000
Redeemable preferred stock: no par value, 62,876 shares issued and outstanding	683,607	683,607
TOTAL LONG-TERM LIABILITIES	10,455,931	10,455,931
Equity:
Preferred stock: no par value; authorized 5,000,000 shares; 62,876 issued and outstanding	-	-
Common stock: $0.0001 par value; authorized 45,000,000 shares; issued and outstanding 3,731,786 shares	374	1,517
Additional paid in capital	65,126,235	81,125,092
Accumulated other comprehensive loss	(164,283)	(164,283)
Accumulated deficit	(59,025,540)	(59,025,540)
Total Stockholders’ Equity	5,936,786	21,936,786
Non-Controlling Interests	1,026,538	1,026,538
TOTAL EQUITY	6,963,324	22,963,324
TOTAL CAPITALIZATION	$17,419,255	$33,419,255

(1) Assumes the rights offering is fully subscribed for, of which no assurances can be given.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At March 31, 2019 , we had a net tangible book value of approximately $(9,440,300), or $(2.53) per share of our common stock. After giving effect to the sale of 11,428,571 shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at March 31, 2019 , attributable to common stockholders would have been $ 5,326,627 or $ 0.35 per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $ 1.08 per share of our common stock. The following table illustrates this per-share dilution.

Subscription price	$1.40
Net tangible book value per share prior to the rights offering	$(2.53)
Increase per share attributable to the rights offering	$2.89
Pro forma net tangible book value per share after the rights offering	$0.35
Dilution in net tangible book value per share to purchasers	$1.08

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THE RIGHTS OFFERING

Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus, which the following information supplements.

The Subscription Rights

We are distributing to the holders of our common stock and certain holders of warrants to purchase shares of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $[_____] per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on [_____], 2019, the last trading day prior to determining the subscription price. The closing sales price of our common stock on [_____], 2019, was $[_____]. The subscription rights will entitle the holders of our common stock and certain holders of warrants to purchase shares of our common stock as of the record date for the rights offering to purchase up to an aggregate of approximately 11,428,571 shares of our common stock for an aggregate purchase price up to approximately $16 million.

Each holder of our common stock and certain holders of warrants to purchase shares of our common stock as of the record date for the rights offering will receive three subscription rights for each share of our common stock and each share of our common stock underlying warrants owned by such holder as of 4:00 p.m., Eastern time, on the record date. Each subscription right will entitle the rights holder to a basic subscription privilege and an over-subscription privilege, which are described below.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $[_____] per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares pursuant to your over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among rights holders exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those rights holders who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder oversubscribed, and the remaining shares of common stock will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no rights holder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

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We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of the rights holders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

●	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

●	To the extent the rights holders properly exercise their over-subscription privileges for an aggregate number of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

In the event that the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Code and rules promulgated by the IRS, the Company may, but is under no obligation to, reduce the exercise by such rights holder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Reasons for the Rights Offering

In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate alternative under the circumstances. We are conducting the rights offering to raise capital that we intend to use for general corporate purposes, which may include funding our growth plan, working capital and capital expenditures and funding our operations until we become cash flow positive from operations (excluding capital expenditures). Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

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You may exercise your subscription rights as follows:

Subscription by Registered Holders

You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “Subscription Agent” prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank, trustee or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank, trustee or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., Eastern time, on [_____], 2019, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, trustee or other nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., Eastern time, on [_____], 2019.

Payment Method

Payments must be made in full in U.S. currency by:

●	check or bank draft payable to Securities Transfer Corporation, the subscription agent, drawn upon a U.S. bank;
●	postal, telegraphic or express money order payable to the subscription agent; or
●	wire transfer of immediately available funds to accounts maintained by the subscription agent.

Payments received after the expiration of the rights offering will not be honored, and the subscription agent will return your subscription payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

●	clearance of any uncertified check deposited by the subscription agent;
●	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;
●	receipt by the subscription agent of any postal, telegraphic or express money order; or
●	receipt of collected funds in the subscription agent’s account.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

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Any personal check used to pay for shares of our common stock in the rights offering must clear the appropriate financial institutions prior to 5:00 p.m., Eastern time, on [_____], 2019, which is the expiration of the rights offering. The clearinghouse may require five or more business days. Accordingly, rights holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, and not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the rights holders. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned to you, without interest, as soon as practicable.

Expiration Date and Amendments

The subscription period during which you may exercise your subscription rights expires at 5:00 p.m., Eastern time, on [_____], 2019, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may extend the expiration of the rights offering for a period not to exceed 30 days by giving oral or written notice to the subscription agent prior to the expiration date of the rights offering, although we do not presently intend to do so. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration time of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the rights offering for a period of more than 30 days, then rights holders who have subscribed for rights may cancel their subscriptions and receive a refund of all subscription payments advanced.

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Our board of directors also reserves the right to amend or modify the terms of the rights offering. If we should make any fundamental changes to the terms of the rights offering set forth in this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included, offer rights holders who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any subscription payments advanced by such rights holder and recirculate an updated prospectus after the post-effective amendment is declared effective by the SEC. In addition, upon such event, we may extend the expiration date of the rights offering to allow rights holders ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to the rights offering and the new expiration date. The terms of the rights offering cannot be modified or amended after the expiration date of the rights offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the rights offering for any reason, including, without limitation, in order to increase participation in the rights offering. Such amendments or modifications may include a change in the subscription price, although no such change is presently contemplated.

Subscription Price

In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders and certain warrant holders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders and certain warrant holders to participate in the rights offering on a pro rata basis.

In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $[_____] per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate, cancel or withdraw the rights offering, in whole or in part, we will issue a press release notifying the rights holders of such event, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following such termination, cancellation or withdrawal.

Cancellation Rights

Our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying rights holders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent

The subscription agent for this offering is Securities Transfer Corporation. The address to which subscription documents, rights certificates, Notices of Guaranteed Delivery and subscription payments other than wire transfers should be mailed or delivered is 2901 N Dallas Parkway, Suite 380, Plano, Texas 75093.

If you deliver your subscription documents, rights certificate, Notice of Guaranteed Delivery or subscription payment in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Securities Transfer Corporation, at (469) 633-0101 or chanticleer@stctransfer.com.

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Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent in connection with the rights offering. We will also pay commissions and fees of the dealer-managers. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

No Fractional Shares

We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

●	your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or
●	you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

●	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;
●	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies; and
●	New York Stock Exchange Medallion Signature Program (MSP), whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion signature guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee your signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, custodian bank, trustee or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

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Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank, trustee or other nominee, we will ask your broker, custodian bank, trustee or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank, trustee or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank, trustee or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, trustee or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank, trustee or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, custodian bank, trustee or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

●	deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “Payment Method;”
●	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery;” and
●	deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related Nominee Holder Certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Instructions for Use of Chanticleer Holdings, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

●	your name;
●	the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and
●	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

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You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “Subscription Agent.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (469) 633-0088. To confirm facsimile deliveries, you may call (469) 633-0101.

The information agent will send you additional copies of the Notice of Guaranteed Delivery form if you need them. You should call Securities Transfer Corporation at (469) 633-0101 to request additional copies of the Notice of Guaranteed Delivery form.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on Nasdaq or on any stock exchange or market or on the OTC Bulletin Board.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors, and we will not accept any alternative, conditional or contingent subscriptions or directions. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. In addition, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable, if subscribers decide to cancel their subscription rights in the event that we extend the rights offering for a period of more than 30 days after the expiration date or if there is a fundamental change to the terms of the rights offering.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., Eastern time, at least three (3) business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

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No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

We believe that our distribution and any stockholder’s receipt and exercise of these subscription rights to purchase shares of our common stock generally should not be taxable to our stockholders for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights will not be listed for trading on Nasdaq or any stock exchange or market or on the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will trade on Nasdaq under the symbol “BURG.”

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no warrants or convertible debt are exercised prior to the expiration of the rights offering, we expect approximately 15,367,594 shares of our common stock will be outstanding immediately after completion of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes the material U.S. federal income tax consequences, as of the date of this prospectus, to U.S. holders (as defined below) of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the shares of common stock received upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege. Unless otherwise noted below, the following discussion is the opinion of Libertas Law Group, Inc., our U.S. tax counsel, insofar as such discussion relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.

This section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and hold your subscription rights or shares of common stock issued to you upon exercise of the basic subscription privilege or, if applicable, the over-subscription privilege as capital assets within the meaning of Section 1221 of the Code. This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness.

This section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding the rights offering. This section does not address any tax consequences under foreign, state or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

●	An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code;
●	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia;
●	An estate whose income is subject to U.S. federal income tax regardless of its source; or
●	A trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our shares of common stock.

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EACH RIGHTS HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

Receipt of the Subscription Rights

The U.S. federal income tax consequences of the rights offering will depend on whether the rights offering is considered part of a “disproportionate distribution” within the meaning of section 305 of the Code. Your receipt of the distribution of subscription rights in the rights offering should be treated as a nontaxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes provided that the rights offering is not part of a disproportionate distribution. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, from a corporation that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in the corporation’s assets or earnings and profits. For purposes of the above, “stockholder” generally includes holders of rights to acquire stock (such as warrants and options) and holders of convertible securities. The distribution of rights should not result in the receipt by any stockholders of cash or property from the Company. Accordingly, we believe and intend to take the position, and the following discussion assumes (unless explicitly stated otherwise), that the subscription rights issued in the rights offering are not part of a disproportionate distribution and, thus, we will not treat the distribution of the subscription rights to you as a dividend of our earnings and profits that is taxable to you for U.S. federal income tax purposes. However, the disproportionate distribution tax rules are complex, the determination is highly dependent on the existence or non-existence of certain facts and the interpretation of such facts or absence thereof, and, as a result, their application is uncertain. Further, the determination of whether the distribution of the subscription rights for our common stock results in the receipt of a dividend depends, in part, on the presence of certain facts and the determination of whether such facts exist cannot be made at the time of the rights offering. Finally, it is possible that the IRS, which is not bound by our determination, could challenge our position. For a discussion of the U.S. federal income tax consequences to you if the rights offering were to be considered part of a disproportionate distribution, please read “Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” below.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise and Expiration of the Subscription Rights

You should not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

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If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

If, at the time of the receipt or exercise of a subscription right distributed to you in the rights offering, you no longer hold the share of our common stock with respect to which such subscription right is received, certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of the share of common stock acquired through the exercise of the subscription right. If you exercise a subscription right distributed to you in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult your tax advisor as to these uncertainties.

Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

If the rights offering is considered part of a disproportionate distribution, the distribution of subscription rights would be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current and accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine prior to the consummation of the rights offering the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the additional Medicare tax below, dividends received by noncorporate holders of our common stock in taxable years beginning on or after January 1, 2013, are taxed at the holder’s capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

U.S. holders who are individuals are subject to an additional 3.8% Medicare tax (the “additional Medicare tax”) on their “net investment income” to the extent that their net investment income, when added to their other modified adjusted gross income, exceeds $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). Certain trusts and estates that are U.S. holders are also subject to the additional Medicare tax. “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes dividends and capital gains. The additional Medicare tax is determined in a different manner than the regular income tax. You are urged to consult your own tax advisor regarding the implications of the additional Medicare tax.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable at a maximum rate of 20%, although such gains may also be subject to the additional Medicare tax described above. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

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Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning on or after January 1, 2013, are taxed at the holder’s capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements, plus, in some cases, the additional Medicare tax discussed above. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding, that you are a U.S. citizen (or other U.S. person), and that the FATCA code(s) entered on the statement (if any) is correct. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to the Company

As of December 31, 2018, we had NOL carryforwards of approximately $11.1 million for U.S. federal income tax purposes. An ownership change generally should occur and generally should produce an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The amount of annual limitation generally is equal to the value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

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MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on Nasdaq under the trading symbol “BURG.” On May 13 , 2019, there were approximately 184 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks, trustees and other nominees. On [_____], 2019, the closing sales price reported on Nasdaq for our common stock was $[_____] per share. Past price performance is not indicative of future price performance.

The following table sets forth the high and low sale prices of our common stock on Nasdaq for the periods indicated:

PERIOD ENDED	HIGH	LOW

March 31, 2019	$2.16	$1.27

December 31, 2018	$2.54	$1.23
September 30, 2018	$3.28	$2.27
June 30, 2018	$3.99	$2.75
March 31, 2018	$5.14	$2.96

December 31, 2017	$3.20	$1.81
September 30, 2017	$3.44	$1.90
June 30, 2017*	$4.50	$0.23
March 31, 2017	$0.47	$0.31

*The Company effected a 10:1 stock split on May 19, 2017.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after considering various factors, including the terms of our credit facility and our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws and to the applicable provisions of Delaware law.

Common Stock

We are authorized to issue 45,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

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Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our bylaws which could delay, defer or prevent a change in control.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The Subscription Rights

We are distributing to the holders of our common stock and certain holders of warrants to purchase shares of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $[____] per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on [_____], 2019, the last trading day prior to determining the subscription price. The closing sales price of our common stock on [_____], 2019, was $[_____]. The subscription rights will entitle the holders of our common stock and certain holders of warrants to purchase shares of our common stock to purchase approximately an aggregate of 11,428,571 shares of our common stock for an aggregate purchase price up to approximately $16 million.

Each holder of our common stock and holder of certain warrants to purchase shares of our common stock will receive three subscription rights for each share of our common stock and each share of common stock underlying warrants owned by such holder as of 4:00 p.m., Eastern time, on the record date. Each subscription right will entitle the rights holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one share of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $[_____] per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.

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Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege and other rights holders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among rights holders exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder oversubscribed, and the remaining shares of common stock will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no rights holder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our rights holders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

●	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

●	To the extent the rights holders properly exercise their over-subscription privileges for an aggregate number of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

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We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on Exercise of Basic Subscription Privilege and Over-Subscription Privilege

In the event that the exercise by a rights holder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Code and rules promulgated by the IRS, the Company may, but is under no obligation to, reduce the exercise by such rights holder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.

Distribution Arrangements

Chardan and Oak Ridge, which are broker-dealers and members of FINRA, will act as dealer-managers for this offering. The principal business address of Chardan is 17 State Street, Suite 2100, New York, NY 10004, and the principal business address of Oak Ridge is 701 Xenia Avenue, Suite 100, Minneapolis, MN 55416. Under the terms and subject to the conditions contained in their dealer-manager agreement, the dealer-managers will provide marketing services in connection with this offering. This offering is not contingent upon any number of rights being exercised. Chardan and Oak Ridge do not make any recommendation with respect to the rights or the shares of our common stock being sold in this offering (including with respect to the exercise of such rights).

Pursuant to the dealer-manager agreement with Chardan and Oak Ridge, we are obligated to pay to Chardan and Oak Ridge as compensation, in the aggregate, a cash fee of up to 7% of the gross proceeds of this offering and a non-accountable expense allowance up to $75,000 and to indemnify Chardan and Oak Ridge for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer-manager agreement also provides that Chardan and Oak Ridge will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of the dealer-manager. Chardan and Oak Ridge and their respective affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 4:00 p.m., Eastern time, on June 7 , 2019. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Securities Transfer Corporation, at the following address: 2901 N Dallas Parkway, Suite 380, Plano, Texas 75093. See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, Securities Transfer Corporation, at (469) 633-0101 or chanticleer@stctransfer.com.

Chardan and Oak Ridge are the dealer-managers of this offering. In such capacity, Chardan and Oak Ridge will provide marketing assistance and advice to our company in connection with this offering. We have agreed to pay Chardan and Oak Ridge, in the aggregate, a cash fee up to 7% of the gross proceeds of this offering and a non-accountable expense allowance up to $75,000. We have also agreed to indemnify Chardan and Oak Ridge and their respective affiliates against certain liabilities arising under the Securities Act. Chardan’s and Oak Ridge’s participation in this offering is subject to customary conditions contained in their dealer-manager agreement. Chardan and Oak Ridge and their respective affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

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Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Libertas Law Group, Inc., Santa Monica, California. Certain matters regarding the material U.S. federal income tax consequences of the rights offering have been passed upon for us by Libertas Law Group, Inc., Santa Monica, California. We have filed copies of these opinions as exhibits to the registration statement in which this prospectus is included.

EXPERTS

The consolidated financial statements of Chanticleer Holdings, Inc. as of and for the years ended December 31, 2018 and 2017 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in its report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes in the Company’s affairs since its fiscal year ended December 31, 2018 that have not been described in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 or Current Reports on Form 8-K pursuant to the Exchange Act.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on April 1, 2019 and amended on April 30, 2019 ;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 15, 2019; and

●	our Current Reports on Form 8-K filed with the SEC on January 4, 2019, January 8, 2019, February 25, 2019 , April 1, 2019 and May 15, 2019 .

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.

Our website address is chanticleerholdings.com and the URL where incorporated reports and other reports may be accessed is http://ir.stockpr.com/chanticleerholdings/all-sec-filings.

The reports incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the reports and documents that are incorporated by reference, including exhibits to such reports and documents, in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Chanticleer Holdings, Inc.

Investor Relations

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(704) 366-5122

ir@chanticleerholdings.com

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

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AVAILABLE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the company, please contact Investor Relations at Chanticleer Holdings, Inc., 7621 Little Avenue, Suite 414, Charlotte, NC 28226, (704) 366-5122 or at ir@chanticleerholdings.com.

Our website address is chanticleerholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our website address is included in this document as an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

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No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

CHANTICLEER HOLDINGS, INC.

Up to 11,428,571 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for such Shares at $[_____] per Full Share

PROSPECTUS

Dealer-Managers

Chardan	The Oak Ridge Financial Services Group, Inc.

[             ], 2019

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. The registrant will bear all expenses shown below.

SEC filing fee	$1,939.20
FINRA filing fee	$2,900.00
Accounting fees and expenses	$25,000.00
Legal fees and expenses	$75,000.00
Printing and engraving expenses	$10,000.00
Other (including subscription and information agent fees)	$21,000.00
Total	$135,839.20

Item 14. Indemnification of Directors and Officers.

We are subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The statute provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article Tenth of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article XI of our bylaws, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

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We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding unregistered securities sold by us within the past three years. These issuances were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder on the basis of the Company’s preexisting relationship with the recipients and fact that that securities were issued without any form of general solicitation or general advertising.

On December 31, 2018, the Company entered into an amendment to its 8% debentures with the debenture holders, extending the maturity date of the debentures to March 31, 2020; provided, if 50% of the principal balance of the debentures is not paid on or prior to December 31, 2019, holders of debentures in the aggregate principal amount greater than $3 million, acting together, may, upon 15 days’ written notice to the Company, demand full and immediate payment of the debentures. As part of the transaction, each holder received new warrants to purchase that number of shares of common stock equal to 20% of the principal amount of such holder’s debenture (for an aggregate of warrants to issue an additional 1,200,000 shares of common stock). The new warrants have an exercise price of the greater of $2.25, are not exercisable for a period of six months and will otherwise be substantially identical to the original warrants issued to the holders on May 4, 2017.

The Company accepted subscriptions to purchase 403,214 shares of common stock at a purchase price of $3.50 per share, for a total gross purchase price of approximately $1,411,249 pursuant to a Securities Purchase Agreement dated May 3, 2018 with institutional and accredited investors in a registered direct offering. Proceeds from the offering will provide capital to fund growth and construction of new stores in the company’s pipeline. The Company also agreed to issue unregistered 5 ½ year warrants to purchase up to 403,214 shares of common stock to the investors in a concurrent private placement at an exercise price of $4.50 per share. The Company has agreed to register the resale of the common shares underlying the warrants. The warrants are exercisable for cash in full commencing six months after the issuance date. If a registration statement covering the shares underlying the warrants is not available at the time of exercise, the warrants may be exercised on a cashless basis. Larry Spitcaufsky, a director of the Company and greater than 5% shareholder, subscribed for 70,000 shares and will receive an equal number of warrants in the transaction. Michael D. Pruitt, the Company’s Chairman and Chief Executive Officer also participated in the offering. The Oak Ridge Financial Services Group, Inc., a registered broker-dealer (“Oak Ridge”), acted as placement agent for the offering and received, as compensation, 7% of gross proceeds of the amounts subscribed by institutional investors introduced by Oak Ridge, for an aggregate commission of $36,767. The Company also agreed to reimburse Oak Ridge’s legal expenses in an amount not to exceed $2,500.

On October 12, 2017, the Company entered into a Securities Purchase Agreement with institutional and accredited investors in a registered direct offering for the sale of 499,857 shares of common stock at a purchase price of $2.00 per share, for a total gross purchase price of $999,714. The Company also agreed to issue unregistered 5 ½ year warrants to purchase up to 499,857 shares of common stock to the investors in a concurrent private placement at an exercise price of $3.50 per share. The Company has agreed to register the resale of the common shares underlying the warrants. The warrants are exercisable for cash in full commencing six months after the issuance date.

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On May 4, 2017 (the “Closing Date”), pursuant to a Securities Purchase Agreement, the Company sold and issued 8% non-convertible secured debentures in the principal amount of $6,000,000 and warrants to purchase 12,000,000 shares of common stock to accredited investors. The debentures bear interest at a rate of 8% per annum, payable in cash quarterly in arrears. The debentures mature on December 31, 2018. The debentures contain customary negative covenants. The warrants will expire on the tenth anniversary of the Closing Date and have an exercise price equal to $0.35, subject to adjustment therein. The warrants are not exercisable until six months after the Closing Date. The warrant shares have registration rights, and, if not registered, the holders will have the right to cashless exercise. Upon the occurrence of an event of default, in addition to holders having acceleration repayment rights, the holders shall have the right, on a pro-rata basis, to purchase the Company’s subsidiary, Little Big Burger, for $6,500,000. The purchasers were granted a right of first refusal as to future financing transactions of the Company for the term of the debentures. Further, the Company has agreed to appoint one person selected by purchasers holding a majority of interest of the debentures to its board of directors. Pursuant to the Security Agreement dated May 4, 2017, the debentures are secured by a second priority lien on all of the Company’s assets. Pursuant to the Subsidiary Guarantee dated May 4, 2017, all of the Company’s subsidiaries have guaranteed the Company’s performance of its obligations under the transaction documents. In conjunction with the financing described above, the Company entered into a Satisfaction, Settlement and Release Agreement with Florida Mezzanine Fund LLLP, a Florida limited liability partnership (“Florida Mezz”), pursuant to which Florida Mezz agreed to release the Company from all claims and outstanding obligations pursuant to that certain Assumption Agreement dated June 30, 2014, as amended October 15, 2014 and October 22, 2016, and that certain Agreement dated May 23, 2016, as amended January 30, 2017, in exchange for payment of $5,000,000. Five million of the net proceeds from the offering have been remitted to Florida Mezz, $500,000 will be reserved to fund the opening of new stores, and the balance of $206,746 will be used for working capital and general corporate purposes. T.R. Winston & Company, LLC, the Company’s placement agent, received a fee of $260,153 for its services related to this transaction.

Pursuant to an Exchange Agreement dated March 10, 2017 by and between the Company and four of Company’s existing note holders, the Company exchanged 8% notes in the aggregate principal amount of $725,000, which notes were in default (“Original Notes”) for new two-year 2% notes, in the aggregate principal amount of $820,107.29, representing principal and unpaid accrued interest (“Exchange Notes”). The Original Notes were cancelled. Each Exchange Note may be converted into common stock of the Company, at the option of the holder, at a conversion price of $0.30 per share and may be called by the holder after the one-year anniversary of the exchange date.

Item 16. Exhibits.

See “Exhibit Index” attached hereto and incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the amount of unsubscribed securities to be offered to the public. If any public offering of the securities is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 28 , 2019.

CHANTICLEER HOLDINGS, INC.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Michael D. Pruitt	Chairman and Chief Executive Officer	May 28 , 2019
Michael D. Pruitt

/s/ Patrick Harkleroad	Chief Financial Officer	May 28 , 2019
Patrick Harkleroad

/s/ Troy M. Shadoin	Chief Accounting Officer	May 28 , 2019
Troy M. Shadoin

/s/ Frederick L. Glick	Director and President	May 28 , 2019
Frederick L. Glick

*	Director	May 28 , 2019
Neil G. Kiefer

*	Director	May 28 , 2019
David P. Osborn

*	Director	May 28 , 2019
J. Eric Wagoner

* By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger dated September 2013 between the Company and American Roadside Burgers, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 1, 2013).

2.2	Share Purchase Agreement dated October 2013 between the Company and Manchester Wings Limited (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 24, 2013).

2.3	Tax Covenant to October 2013 Share Purchase Agreement with Manchester Wings Limited (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 24, 2013).

2.4	Subscription Agreement dated November 2013 among the Company, JF Restaurants, LLC and the other parties named therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on November 5, 2013).

2.5	Assignment, Assumption, Joinder and Amendment Agreement dated December 2013 among the Company, JF Franchising Systems, LLC and the other parties named therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 12, 2013).

2.6	Asset Purchase Agreement by and among Dallas Spoon, LLC, Express Working Capital, LLC and the Company dated December 31, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 6, 2014).

2.7	Purchase Agreements for Australian Entities dated June 30, 2014 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014).

2.8	Asset Purchase Agreement by and among The Burger Company LLC, American Burger Morehead LLC and the Company dated September 9, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 10, 2014).

3.1(a)	Certificate of Incorporation (incorporated by reference to Exhibit 3.1A to our Registration Statement on Form 10SB-12G (File No. 000-29507), filed with the SEC on February 15, 2000).

3.1(b)	Certificate of Merger, filed May 2, 2005 (incorporated by reference to Exhibit 2.1 to our Quarterly Report on Form 10-Q, filed with the SEC on August 15, 2014).

3.1(c)	Certificate of Amendment, filed July 16, 2008 (incorporated by reference to Exhibit 3.1(c) to our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on February 3, 2012).

3.1(d)	Certificate of Amendment, filed March 18, 2011 (incorporated by reference to the Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on March 18, 2011).

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3.1(e)	Certificate of Amendment, filed May 23, 2012 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 24, 2012).

3.1(f)	Certificate of Amendment, filed February 3, 2014 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on February 4, 2014).

3.1(g)	Certificate of Amendment, filed October 2, 2014 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 2, 2014).

3.1(h)	Form of Certificate of Designation of the Series 1 Preferred Stock (incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-1 (Registration No. 333-214319), filed with the SEC on December 5, 2016).

3.2	Bylaws (incorporated by reference to Exhibit 3.II.A to our Registration Statement on Form 10SB-12G (File No. 000-29507), filed with the SEC on February 15, 2000).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011).

4.2	Form of Unit Certificate dated June 2012 (incorporated by reference to Exhibit 4.2 filed with our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on May 30, 2012).

4.3	Form of Warrant Agency Agreement dated June 2012 with Form of Warrant Certificate with $6.50 Exercise Price (incorporated by reference to Exhibit 4.4 filed with our Registration Statement on Form S-1/A (Registration No. 333-178307), filed with the SEC on May 30, 2012).

4.4	Form of 6% Secured Subordinate Convertible Note dated August 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 5, 2013).

4.5	Form of Warrant for August 2013 Convertible Note with $3.00 Exercise Price (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on August 5, 2013).

4.6	Form of Warrant for September 2013 Merger Agreement with $5.00 Exercise Price (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 1, 2013).

4.7	Form of Warrant for September 2013 Subscription Agreement with $5.00 Exercise Price (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 10, 2013).

4.8	Form of Warrant for November 2013 Subscription Agreement with $5.50 and $7.00 Exercise Price (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on November 13, 2013).

4.9	Form of Warrant for January 2015 Subscription Agreement (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015).

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4.10	Amendment to Warrant dated April 7, 2017 by and between Chanticleer Holdings, Inc., and Larry S. Spitcaufsky, Trustee of Larry Spitcaufsky Family Trust UTD 1-19-88 (incorporated by reference to Exhibit 14.1 to Current Report on Form 8-K, filed with the SEC on August 9, 2017).

4.11	Form of 8% Non-Convertible Secured Debenture dated May 4, 2017 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-k, filed with the SEC on May 5, 2017).

4.12	Form of Warrant dated May 4, 2017 (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K, filed with the SEC on May 5, 2017).

4.13	Form of Warrant dated October 12, 2017 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K, filed with the SEC on October 13, 2017).

4.14	Form of Warrant dated May 3, 2018 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, as amended, dated May 8, 2018).

4.15	Form of Subscription Rights Certificate (filed herewith) .

4.16	Form of Rights Agent and Information Agent Agreement (filed herewith) .

4.17	Form of Escrow Agreement (filed herewith) .

5.1	Opinion of Libertas Law Group, Inc.+

8.1	Opinion of Libertas Law Group, Inc. regarding certain tax matters. +

10.1	Revolving Credit Facility dated August 10, 2011 between the Company and Paragon Commercial Bank (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011).

10.2	Form of Franchise Agreement between the Company and Hooters of America, LLC (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 (Registration No. 333-178307), filed with the SEC on December 2, 2011).

10.3	Credit Agreement dated April 11, 2013 between the Company and Paragon Commercial Bank (incorporated by reference to Exhibit 10.2 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2014).

10.4	Form of Subscription Agreement dated September 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 10, 2013).

10.5	Form of Subscription Agreement dated November 2013 (incorporated by reference to the Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on November 13, 2013).

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10.6	Brazil Franchise Agreement dated November 27, 2013 between the Company, Wings BrasilRestaurante Ltda., Chanticleer & Wings Brasil Foods Participacoes Ltda., and Hooters of America, LLC (incorporated by reference to Exhibit 10.8 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2014).

10.7	Subscription Agreement dated December 2013 between the Company and Beacher’s LV, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on December 2, 2013).

10.8	Right to Purchase Agreement dated December 2013 between the Company and Madhouse Worldwide Investments, LLC (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on December 2, 2013).

10.9	Agreement and Plan of Merger dated December 31, 2013 between the Company, Hooters of Washington, LLC, and Hooters of Oregon Partners, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 2, 2014).

10.10	Agreement and Plan of Merger dated January 14, 2014 between the Company, Express Restaurant Holdings, LLC and Dallas Spoon, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 15, 2014).

10.11*	Chanticleer Holdings, Inc. 2014 Stock Incentive Plan effective February 3, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on February 4, 2014).

10.12	Purchase Agreement by and among MIN MXT Pty Ltd, TMIX Management Australia Pty Ltd and the Company dated June 30, 2014 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-k, filed with the SEC on July 3, 2014).

10.13	Debt Assumption Agreements, dated July 1, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014).

10.14	Gaming Assignment, dated July 1, 2014 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 3, 2014).

10.15	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., The Burger Company, LLC and American Burger Morehead, LLC dated September 9, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 10, 2014)

10.16	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., Dallas Spoon, LLC and Express Working Capital, LLC d/b/a CapRock Services dated December 31, 2014 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 6, 2015).

10.17	Form of Subscription Agreement dated January 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015).

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10.18	Form of Note dated January 2015 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015).

10.19	Form of Registration Rights Agreement dated January 2015 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K/A, filed with the SEC on January 9, 2015).

10.20	Form of Securities Purchase Agreement by and between the Company and Carl Caserta dated February 11, 2015 (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form S-3, filed with the SEC on April 27, 2015).

10.21	Registration Rights Agreement by and between the Company and Carl Caserta dated February 11, 2015 (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-3, filed with the SEC on April 27, 2015).

10.22	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BGR Holdings, LLC and BGR Acquisition LLC, dated February 18, 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on February 18, 2015).

10.23	Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BT’s Burgerjoint Management, LLC and BT Burger Acquisition, LLC dated March 31, 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on March 31, 2015).

10.24	Agreement dated April 24, 2015 by and among the Company, AT Media Corp. and Aton Select Fund, Ltd. (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-3, filed with the SEC on April 27, 2015).

10.25	Amendment No. 1 to Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BT’s Burgerjoint Management, LLC and BT Burger Acquisition, LLC dated May 31, 2015 (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to our Registration Statement on Form S-3 (Registration No. 333- 203679), filed with the SEC on June 3, 2015).

10.26	Membership Interest Purchase Agreement dated July 31, 2015 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 3, 2015).

10.27	Business sale agreement to purchase the assets of Hoot Campbelltown Pty Ltd and Hoot Penrith Pty Ltd for the purchase price of $390,000 AUD dated August 12, 2015 (incorporated by reference to Exhibit 10.24 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2016).

10.28	Business sale agreement to purchase the assets of Hoot Gold Coast Pty Ltd and Hoot Townsville Pty Limited dated August 12, 2015 (incorporated by reference to Exhibit 10.25 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2016).

10.29	Business sale agreement to purchase the assets of Hoot Parramatta Pty Ltd dated August 13, 2015 (incorporated by reference to Exhibit 10.26 to our Annual Report on Form 10-K, filed with the SEC on March 30, 2016).

10.30	Form of Leak Out Agreement dated September 30, 2015 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015).

10.31	Form of Securities Account Control Agreement dated September 30, 2015 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015).

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10.32	Stock Pledge and Security Agreement dated September 30, 2015 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed with the SEC on October 5, 2015).

10.33	Second Amendment to Assumption and Assignment Agreement dated October 22, 2016 by and between the Company and Florida Mezzanine Fund, LLLP (incorporated by reference to Exhibit 10.27 to our Registration Statement on Form S-1 (Registration No. 333-214319), filed with the SEC on October 28, 2016).

10.34	Form of Exchange Agreement dated March 10, 2017 by and between the Company and certain note holders. (incorporated by reference to Exhibit 10.28 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2017).

10.35	Form of 2% Convertible Promissory Note issued March 10, 2017 (incorporated by reference to Exhibit 10.29 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2017).

10.36	Amendment to 6% Secured Subordinated Convertible Note by and between the Company and certain note holder (incorporated by reference to Exhibit 10.30 to our Annual Report on Form 10-K, filed with the SEC on March 31, 2017).

10.37	Satisfaction, Settlement and Release Agreement by and between the Company and Florida Mezzanine Fund, LLLP dated May 2, 2017 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on May 5, 2017).

10.38	Securities Purchase Agreement by and between the Company and certain accredited investors dated May 4, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on May 5, 2017).

10.39	Security Agreement by and between the Company and certain accredited investors dated May 4, 2017 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on May 5, 2017).

10.40	Subsidiary Guarantee dated May 4, 2017 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on May 5, 2017).

10.41	Amendment to Securities Purchase Agreement by and between Chanticleer Holdings, Inc. and purchasers executed August 7, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 9, 2017).

10.42	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 30, 2017).

10.43	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated August 12, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on October 13, 2017).

10.44	Form of Securities Purchase Agreement by and between the Company and certain accredited investors dated May 3, 2018 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, as amended, dated May 8, 2018).

10.45*	Employment Agreement dated November 16, 2018 by and between the Company and Frederick L. Glick (incorporated by reference to Exhibit 10.40 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

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10.46*	Restricted Stock Unit Award Agreement dated November 16, 2018 by and between the Company and Frederick L. Glick (incorporated by reference to Exhibit 10.41 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

10.47*	Incentive Stock Option Agreement dated November 16, 2018 by and between the Company and Frederick L. Glick (incorporated by reference to Exhibit 10.42 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

10.48	Amendment to 8% Secured Debentures by and between the Company and Debenture Holders (incorporated by reference to Exhibit 10.43 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

10.49*	Employment Agreement dated January 7, 2019 by and between Patrick Harkleroad and the Company (incorporated by reference to Exhibit 10.44 to our Annual Report on 10-K, filed with the SEC on April 1, 2019).

10.50	Engagement Agreement by and among Chardan Capital Markets, LLC, The Oak Ridge Financial Services Group, Inc. and Chanticleer Holdings, Inc. dated April 5, 2019. **

10.51	Form of Dealer-Manager Agreement (filed herewith).

21	Subsidiaries of the Company (incorporated by reference to Exhibit 21 to our Annual Report on Form 10-K, filed with the SEC on April 1, 2019).

23.1	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Libertas Law Group Inc. (included in Exhibit 5.1).

23.3	Consent of Libertas Law Group, Inc. regarding certain tax matters (included in Exhibit 8.1).

24.1	Power of Attorney. **

99.1	Form of Instructions for Use of Chanticleer Holdings, Inc. Subscription Rights Certificates (filed herewith) .

99.2	Form of Notice of Guaranteed Delivery (filed herewith) .

99.3	Form of Letter to Stockholders who are Beneficial Owners (filed herewith).

99.4	Form of Letter to Stockholders who are Record Holders (filed herewith).

99.5	Form of Letter to Clients (filed herewith) .

99.6	Form of Letter to Warrant Holders (filed herewith).

99. 7	Form of Beneficial Owner Election Form (filed herewith) .

99. 8	Form of Nominee Holder Certification (filed herewith) .

* Denotes an executive compensation plan or agreement.

** Previously filed with the initial filing of this registration statement on Form S-1 filed on April 15, 2019.

+ To be filed by amendment.

Our SEC file number reference for documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, is 001-35570. Prior to June 7, 2012, our SEC file number reference was 000-29507.

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